As filed with the Securities and Exchange Commission on October 1, 2025

Registration Statement File No. 333-217801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217801)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-1656431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16475 Dallas Parkway, Suite 600 Addison, Texas 75001 (888) 572-9881	75001
(Address of Principal Executive Offices)	(Zip Code)

GUARANTY BANCSHARES, INC. 2015 EQUITY INCENTIVE PLAN

DCB FINANCIAL CORP. STOCK OPTION PLAN

GUARANTY BANCSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(k) PROVISIONS

(Full title of the plan)

Randall M. Chesler President and Chief Executive Officer Glacier Bancorp, Inc. 49 Commons Loop Kalispell, Montana 59901	Copy to: David G. Post Kalin G. Bornemann Miller Nash LLP 1140 SW Washington St, Suite 700 Portland, Oregon 97205
(Name and address of agent for service)	(503) 224-5858

(406) 756-4200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Guaranty Bancshares, Inc., a Texas corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), together with any and all plan interests and other securities, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

•Registration Statement File No. 333-217801, filed with the Commission on May 9, 2017, registering (i) 1,000,000 shares of Common Stock reserved for issuance pursuant to grants or options under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan, (ii) 200,000 shares of Common Stock that may be offered and sold under the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “KSOP”), and (iii) 7,367 shares of Common Stock issuable upon the exercise of outstanding stock options granted prior to the date thereof under the DCB Financial Corp. Stock Option, which the Registrant assumed in connection with its acquisition of DCB Financial Corp, and, pursuant to Rule 415(c) under the Securities Act of 1933, as amended, covering an indeterminate amount of interests that may be offered or sold pursuant to the KSOP.

Pursuant to the Plan and Agreement of Merger, dated as of June 24, 2025, by and between the Registrant, Guaranty Bank & Trust, N.A., Glacier Bancorp, Inc., a Montana corporation (“GBCI”), and Glacier Bank, the Registrant merged with and into GBCI (the “Merger”), with GBCI continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. The Merger became effective on October 1, 2025.

In connection with the Merger, any and all offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offering.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on October 1, 2025.

GLACIER BANCORP, INC. (as successor by merger to Guaranty Bancshares, Inc.)

By:	/s/ Ron J. Copher
Ron J. Copher
Executive Vice President and Chief Financial Officer

In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.